Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment to Rights Agreement (this “Amendment”), dated as of February 15, 2018 (the “Effective Date”), is by and between Waddell & Reed Financial, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

WHEREAS, the Board of Directors of the Company (the “Board”) previously adopted a Rights Agreement, dated as of April 8, 2009, by and between the Company and the Rights Agent, as amended by the First Amendment to Rights Agreement, dated as of July 22, 2016 (the “Rights Agreement”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, for so long as the Rights are then redeemable, the Company may from time to time in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, the Board has determined to amend the Rights Agreement in certain respects;

WHEREAS, the Rights are currently redeemable; and

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company stating that this Amendment complies with Section 27 of the Rights Agreement and has directed the Rights Agent to execute this Amendment to amend the Rights Agreement as set forth herein;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Rights Agent hereby agree as follows:

Section 1.                                           Certain Definitions.  Terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

Section 2.                                           Amendment to Rights Agreement.  Clause (i) of Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(i) the close of business on February 15, 2018 (the “Final Expiration Date”),”

Section 3.                                           Amendment to Exhibits.  The exhibits to the Rights Agreement shall be deemed to be amended to reflect this Amendment, including all conforming changes as set forth herein.

Section 4.                                           Other Amendment; Effect of Amendment.  Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification.  This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date.  In the event of a conflict or an inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

Section 5.                                        Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6.                                           Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 7.                                           Descriptive Headings.  Descriptive headings of the sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 8.                                           Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Rights Agreement to be duly executed, all as of the Effective Date.

WADDELL & REED FINANCIAL, INC.

By:	/s/ Brent K. Bloss
Name:	Brent K. Bloss
Title:	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

[Signature Page to Second Amendment to Rights Agreement]